As filed with the Securities and Exchange Commission on March 14, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOXHOLLOW TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3252085
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

740 Bay Road

Redwood City, California 94063-2469

(650) 421-8400

(Address including zip code, and telephone number, including area code, of principal executive offices)

2004 EQUITY INCENTIVE PLAN

2004 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

John B. Simpson

Chief Executive Officer

FoxHollow Technologies, Inc.

740 Bay Road

Redwood City, California 94063-2469

(650) 421-8400

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

David J. Saul, Esq.

Philip H. Oettinger, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved under the 2004 Equity Incentive Plan	1,468,957 shares	$20.82	(2)	$30,583,684.74	$938.92
Common Stock, $0.001 par value per share, reserved under the 2004 Employee Stock Purchase Plan	587,582 shares	$17.68	(3)	$10,388,449.76	$318.93
TOTAL	2,056,539 shares	—		$40,972,134.50	$1,257.85

(1)	Represents additional shares authorized to be issued under the 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of our common stock that become issuable under the 2004 Equity Incentive Plan or 2004 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of our common stock. For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into two subtotals.
(2)	Estimated in part pursuant to Rule 457(h) under the Securities Act, and in part pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the total registration fee. With respect to 360,582 shares subject to outstanding options to purchase common stock under the 2004 Equity Incentive Plan, the proposed maximum offering price per share is equal to the weighted average exercise price of $20.87 per share pursuant to Rule 457(h) under the Securities Act. With respect to 1,108,375 shares of common stock available for future grant under the 2004 Equity Incentive Plan, the estimated proposed maximum offering price per share was estimated pursuant to Rule 457(c) under the Securities Act whereby the per share price is based on the average of the high and low prices of our common stock as reported on The NASDAQ Global Select Market on March 9, 2007, which average was $20.80. The proposed maximum offering price per share represents a weighted average of the foregoing estimates calculated in accordance with Rules 457(c) and 457(h) under the Securities Act.
(3)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the total registration fee. Computation based upon 85% (see explanation in following sentence) of the average of the high and low prices of our common stock as reported on The NASDAQ Global Select Market on March 9, 2007, which average was $20.80. Pursuant to the 2004 Employee Stock Purchase Plan, which plan is incorporated by reference herein, the purchase price of a share of common stock shall be an amount equal to 85% of the fair market value of a share of common stock on the Enrollment Date or the Exercise Date (as defined in such plan), whichever is lower.

INCORPORATION OF PREVIOUS REGISTRATION STATEMENTS

We previously filed Registration Statements on Form S-8 with the Securities and Exchange Commission (the “SEC”) on November 9, 2004, January 18, 2005 and March 20, 2006 (File Nos. 333-120331, 333-122106 and 333-132587, respectively) in connection with our 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan (collectively, the “Prior Registration Statements”). We are filing this Registration Statement on Form S-8 to register an additional 1,468,957 and 587,582 shares of our common stock pursuant to our 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan, respectively. Pursuant to General Instruction E of Form S-8, the contents of our Prior Registration Statements relating to our 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan are incorporated by reference into this Registration Statement to the extent not replaced hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by FoxHollow Technologies, Inc. with the SEC are incorporated by reference in this Registration Statement:

(1) Our annual report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC on March 13, 2007.

(2) Our current report on Form 8-K filed with the SEC on March 6, 2007.

(3) Our description of the common stock shares contained in our Registration Statement on Form 8-A filed with the SEC on October 25, 2004 and declared effective on October 27, 2004.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain members of and persons associated with Wilson Sonsini Goodrich & Rosati, P.C. own an interest representing less than 0.1% of our outstanding common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of such person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

As permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted under Delaware General Corporation Law. In addition, our Bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the extent permitted under Delaware General Corporation Law. As permitted by our Bylaws, we have obtained insurance on behalf of our directors and officers against any liability arising out of his or her actions in such capacity, regardless of whether we have the power to indemnify such individual against such liability under the provisions of the Delaware General Corporation Law.

We have entered into indemnification agreements with each of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and our Bylaws, as well as certain additional procedural protections. These agreements, among other things, indemnify our directors and executive officers against any and all expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by us, which approval shall not be unreasonably withheld), actually and reasonably incurred for any action arising out of such person’s position as our director, officer, employee, agent or fiduciary, or in relation to such person’s service at our request as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of the fact that the indemnified party is or was our subsidiary. Pursuant to the indemnification agreements, we will not be obligated to indemnify the indemnified party for certain expenses and in the event of certain violations of securities and other related laws.

The Amended and Restated Investors’ Rights Agreement dated February 24, 2004, as amended, between us and certain investors and the Registration Rights Agreement dated September 26, 2006, between us and Merck & Co., Inc., (together, the “Rights Agreements”), provide for indemnification of our directors and officers in connection with registration of our common stock under the Rights Agreements.

The indemnification provisions in our Amended and Restated Certificate of Incorporation, Bylaws and Rights Agreements and the indemnification agreements entered into between us and our directors and executive officers, may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
3.2*	Amended and Restated Certificate of Incorporation.
3.4*	Bylaws.
4.2*	Amended and Restated Specimen Common Stock certificate.
4.4**	Registration Rights Agreement, dated as of September 26, 2006, between FoxHollow Technologies, Inc. and Merck & Co., Inc.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.3*	2004 Equity Incentive Plan.
10.4*	2004 Employee Stock Purchase Plan.
10.6*	Amended and Restated Investors’ Rights Agreement, dated February 24, 2004, by and among FoxHollow Technologies, Inc. and certain stockholders.
10.7*	First Amendment to Amended and Restated Investors’ Rights Agreement, dated May 21, 2004, by and among FoxHollow Technologies, Inc. and certain stockholders.
10.13*	Second Amendment to Amended and Restated Investors’ Rights Agreement, dated October 25, 2004, by and among FoxHollow Technologies, Inc. and certain stockholders.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).
24.1	Power of Attorney (see page II-5).

*	Incorporated by reference from our Registration Statement on Form S-1 (File No. 333-118191), which was declared effective on October 27, 2004.
**	Incorporated by reference from our Current Report on Form 8-K (File No. 000-50988) filed on September 28, 2006.

Item 9.	Undertakings.

A. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to applicable law, our Amended and Restated Certificate of Incorporation, Bylaws, Rights Agreements or indemnification agreements, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on March 14, 2007.

FOXHOLLOW TECHNOLOGIES, INC.

By:	/s/ John B. Simpson
John B. Simpson
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. Simpson and Matthew B. Ferguson, jointly and severally, as his or her attorneys-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John B. Simpson John B. Simpson	Chief Executive Officer and Director (Principal Executive Officer)	March 14, 2007

/s/ Matthew B. Ferguson Matthew B. Ferguson	Chief Financial Officer (Principal Accounting Officer)	March 14, 2007

/s/ Jeffrey B.Child Jeffrey B. Child	Director	March 14, 2007

/s/ Sanford Fitch Sanford Fitch	Director	March 14, 2007

/s/ Tomoaki Hinohara Tomoaki Hinohara	Director	March 14, 2007

/s/ Myrtle S. Potter Myrtle S. Potter	Director	March 14, 2007

/s/ Michael S. Hunt Michael S. Hunt	Director	March 14, 2007

/s/ Richard N. Kender Richard N. Kender	Director	March 14, 2007

INDEX TO EXHIBITS

Exhibit Number	Description

3.2*	Amended and Restated Certificate of Incorporation.
3.4*	Bylaws.
4.2*	Amended and Restated Specimen Common Stock certificate.
4.4**	Registration Rights Agreement, dated as of September 26, 2006, between FoxHollow Technologies, Inc. and Merck & Co., Inc.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.3*	2004 Equity Incentive Plan.
10.4*	2004 Employee Stock Purchase Plan.
10.6*	Amended and Restated Investors’ Rights Agreement, dated February 24, 2004, by and among FoxHollow Technologies, Inc. and certain stockholders.
10.7*	First Amendment to Amended and Restated Investors’ Rights Agreement, dated May 21, 2004, by and among FoxHollow Technologies, Inc. and certain stockholders.
10.13*	Second Amendment to Amended and Restated Investors’ Rights Agreement, dated October 25, 2004, by and among FoxHollow Technologies, Inc. and certain stockholders.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).
24.1	Power of Attorney (see page II-5).

*	Incorporated by reference from our Registration Statement on Form S-1 (File No. 333-118191), which was declared effective on October 27, 2004.
**	Incorporated by reference from our Current Report on Form 8-K (File No. 000-50988) filed on September 28, 2006.